SEARCHLIGHT MINERALS CORP. SELLS AN INITIAL 3 MILLION SHARES OF COMMON STOCK FOR $1.6 MILLION AND RECEIVES A COMMITMENT TO PURCHASE UP TO 10 MILLION ADDITIONAL SHARES OF COMMON STOCK FOR CASH

HENDERSON, Nevada (December 27, 2010) — Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight,” “SMC” or the “Company”), an exploration stage minerals company focused on precious metals projects in the southwestern United States, today announced that it has entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), with Seaside 88, LP (“Seaside”), a private investment limited partnership, for the sale of 3 million shares of common stock (the “Initial Closing”) to Seaside, followed by the sale of up to 1 million shares of common stock to Seaside on or about the 15th day of each month over the course approximately ten months, for a total of up to 13 million shares of Searchlight common stock.  Each such closing is subject to certain closing conditions.  The Initial Closing of 3 million shares occurred on December 22, 2010. In that closing the Company received net proceeds equal to 85% of the initial VWAP (defined below) of $0.6250, or $0.53125 per share. This resulted in gross proceeds to the Company of approximately $1.6 Million.

The per share purchase price of the shares sold in each transaction will be at a price equal to the volume weighted average trading price of the Company’s common stock during the ten-day trading period immediately preceding the applicable closing date (the “VWAP”), multiplied by 0.85.  For any closing to take place, the VWAP must be at least $0.50 per share. Therefore, the minimum gross proceeds for any shares sold in this offering will be at least $0.425 (as the same may be proportionately adjusted in respect of any stock split, stock dividend, combination, recapitalization or the like with respect to the common stock). If the VWAP is below $0.50 per share, the applicable closing will not occur. In such event, a subsequent closing that did not occur will be rescheduled to occur following the end of the originally scheduled closings under the Purchase Agreement, provided that only two subsequent closings may be rescheduled.

Searchlight has the right, upon written notice to Seaside, to immediately terminate the Purchase Agreement at any time.

In no event may the purchase of shares of Searchlight common stock at a subsequent closing cause Seaside’s beneficial ownership of the Company’s common stock to exceed 9.99% of the number of common shares outstanding after such subsequent closing.  Seaside has agreed not to engage in short sales of, or hedging transactions in, Searchlight securities during the term of the Purchase Agreement.

For additional information, investors should refer to the Company’s Form 8-K that will be filed with the Securities and Exchange Commission on December 27, 2010.

A registration statement relating to the shares of Searchlight common stock issuable in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”).  A prospectus supplement relating to the offering will be filed with the SEC.

Copies of the prospectus supplement and related prospectus, when available, may be obtained from the SEC’s website, www.sec.gov.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release contains forward-looking statements, including statements related to the Company’s offering of common stock to Seaside 88 and the anticipated closings related to the offering. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties.  When used in this Press Release, words such as “believe,” “could,” “may,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to whether Seaside 88 will be unable or unwilling to satisfy its obligations under the common stock purchase agreement; whether the conditions applicable to any sale of shares of Searchlight common stock pursuant to the common stock purchase agreement, including the minimum purchase price, will be satisfied; and the possibility that the common stock purchase agreement may be terminated prior to the completion of the various closings contemplated thereunder. The foregoing list sets forth some, but not all, of the factors that could affect the Company’s ability to achieve results described in any forward-looking statements.  For additional information about risks and uncertainties that Searchlight faces and a discussion of the Company’s financial statements and footnotes, see documents that Searchlight files with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and all subsequent periodic reports.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Searchlight undertakes no obligation and expressly disclaims any duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com